PRESS RELEASE 16-06

LITTLE SQUAW’S CHANDALAR

SPAWNS NEW GOLD PROSPECTS

Different Style of Gold Mineralization Discovered

Spokane, WA – November 27, 2006 – Little Squaw Gold Mining Company (LITS:OTC.BB) reports that the 2006 summer exploration program on the Company’s Chandalar property in Alaska has not only confirmed management’s conviction that strong gold mineralization is abundant in numerous quartz vein systems around the property, but also that significant gold can be found in other geologic structures. For example, reconnaissance sampling on the new Aurora Gulch prospect shows 38.8 grams per tonne (g/t) gold (1.25 ounces per ton [oz/ton]) in silicified carbonate rocks, indicating possibilities for large bulk-mineable deposits.

While all previous work in the area has been on large quartz vein systems, Little Squaw has been the first entity to apply modern exploration techniques and equipment. Recent field studies of the Aurora Gulch prospect utilizing modern methodologies recognized a previously unidentified style of gold mineralization for the Chandalar district that could indicate the presence of large disseminated gold deposits.

Jim Barker, consulting geologist and Chandalar project manager, offered his assessment of the new information: “It is not an infrequent occurrence to have an initial discovery of high grade surface showings and gold-quartz veins we have been looking at here over-shadowed by a larger, more subtle type of deposit that is found when the area is studied more closely. This has been the history of mining from Fairbanks to the Klondike to Arizona and Nevada. It is important to remember that Chandalar is a gold district of highly favorable geology and where modern scientific exploration has never been applied —until this last year.”

Unlike the distinct gold-quartz veins familiar to prospectors and geologists who have examined the area, gold at Aurora Gulch occurs in rather innocuous looking rocks over a wide area as disseminations in the bedrock schist, within tiny reticulating quartz veinlets, and in silica enriched dolomite alteration zones. Because talus, soil and tundra obscure much of the bedrock, reliance has been on float (surface rocks not in place) sampling. Reconnaissance float samples assay 18.55 g/t (0.54 oz/t) , 0.62 g/t (0.02 oz/t), 0.54 g/t (0.02 oz/t), 38.8 g/t (1.25 oz/t), 6.62 g/t (0.19 oz/t), and 0.24 g/t (0.01 oz/t) gold.

Aurora Gulch lies on a mountain slope covering an area of about 1,000 feet by 1,200 feet, and is defined by a set of exceptionally anomalous geochemical soil samples: 29 soil samples across the area average 0.47 g/t (0.02 oz/t) gold. Geologically, the gold in soil values overlay bedrock of black schist and the entire anomaly is enveloped by a zone of distinctive iron oxide (hematite) staining.  This altered and mineralized area is overlain by a series of gently folded greenstone layers (known as sills). The Company believes that these capping greenstone sills form a dome that has trapped rising hydrothermal mineralizing fluids, which ascended along the same deeply-rooted, major shear zones that are associated with gold-bearing quartz veins elsewhere on the Chandalar property. The greenstone dome extends into the mountain ridge and is thought to be associated with metal anomalies found at the McLellan prospect on its other side, a distance of about one half mile.

The Aurora Gulch prospect, which shows no sign of historic prospector’s activity, is a virgin find that was named for a beautiful display of Aurora Borealis that appeared to emanate from its rugged slopes one night.

In addition to the Aurora Gulch find, Little Squaw’s technical team has used contemporary approaches to discover several other new gold anomalies and occurrences and to develop a number of new ore target concepts, which are now known as Kelty-Caribou Gulch, Boulder Creek, Summit West, Chiga, and Northern Lights. This work brings the number of gold prospects to 40, and these newest ones will be the subjected to further evaluation, by trenching, and possible drilling in the future.

Technical analyses of recent data collected from the Summit West, Chiga, and the Caribou Gulch-Kelty prospects is underway. These prospects show some similarities to the Aurora Gulch style of mineralization. At the Summit West prospect, drill hole SUM 12 bottomed in 95 feet of low-grade mineralization (averaging 0.28 g/t gold) contained in hydrothermally altered schist similar to that at Aurora Gulch, located about a mile away. Gold values in SUM 12 were increasing toward the bottom of the hole and averaged 0.53 g/t in the last 25 feet. Considerable strike length extension of this mineralization, with perhaps zones of much higher intensity, is indicated by an extensive soil geochemical gold anomaly.

The Company is excited that the newly recognized style of mineralization could lead to discovery of a bulk-mineable gold deposit on its Chandalar property, in addition to the high grade gold-bearing quartz veins it has been drilling. The Company plans an extensive trenching program and then, if warranted, diamond core drilling in the 2007 summer field season, provided funding can be obtained.

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About the Company: Little Squaw Gold Mining Company (OTCBB: LITS) is a 47 year-old, publicly-traded junior mining company with new management, an infusion of capital, and a new vision going forward. The Company is committed to exploring gold prospects on its wholly-owned Chandalar mining property in Alaska, and to finding additional gold properties elsewhere in the Americas. Information on the Company, its Chandalar property and the gold showings thereon is available on the Company’s website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company’s SEC filings, specifically its Form 10-KSB/A annual report for 2005 and its Form 10-QSB for the third quarter of 2006, both of which can also be accessed through the Company’s website.

Richard Walters, President and Susan Schenk, Manager of Investor Relations of Little Squaw Gold Mining Company, are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information – Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including the Company’s plans to complete its evaluation of its Chandalar, AK property and any anticipated results of its prospecting and exploration drilling program thereon, and the Company’s ability to file SEC forms in a timely manner. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The Company’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.

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